EXHIBIT 8


                                  SUBSIDIARIES



                   Companies                 Jurisdiction of            Name
                                              Organization


Total Fleet S.A.                                 Brazil             Total Fleet
Localiza System Ltda.                            Brazil                System
Prime Prestadora de Servicos S/C Ltda.           Brazil                Prime
Localiza Master Franchisee Argentina S.A.       Argentina               MFA